Exhibit 5.3

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

300 East Lombard Street, 18th Floor

Baltimore, MD 21202-3268

TEL 410.528.5600

FAX 410.528.5650

www.ballardspahr.com

May 10, 2022

Enlighten IT Consulting LLC

c/o Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re:

Enlighten IT Consulting LLC, a Maryland limited liability company (the “Company”) – Offer by Huntington Ingalls Industries, Inc., a Delaware corporation of which the Company is a wholly-owned subsidiary (the “Issuer”), to (A) exchange up to $600,000,000 aggregate principal amount of the Issuer’s 2.043% Senior Notes due 2028 guaranteed by the Company (the “New 2028 Notes”) and registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal aggregate principal amount of the Issuer’s outstanding 2.043% Senior Notes due 2028 guaranteed by the Company (the “Old 2028 Notes”), and (B) exchange up to $400,000,000 aggregate principal amount of the Issuer’s 0.670% Senior Notes due 2023 guaranteed by the Company (the “New 2023 Notes”, and together with the New 2028 Notes, collectively, the “New Notes”) and registered under the Act pursuant to the Registration Statement, for an equal aggregate principal amount of the Issuer’s outstanding 0.670% Senior Notes due 2023 guaranteed by the Company (the “Old 2023 Notes”, and together with the Old 2028 Notes, collectively, the “Old Notes”)

Ladies and Gentlemen:

We have acted as Maryland limited liability company counsel to the Company in connection with the registration of the New Notes under the Act pursuant to the Registration Statement filed or to be filed by the Issuer and certain subsidiaries of the Issuer, including the Company (each, a “Guarantor” and collectively, the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof. You have requested our opinion with respect to the matters set forth below.

We understand that the Old Notes were issued by the Issuer on or about August 16, 2021 under, and subject to the terms of, the Indenture (as defined herein), and that, pursuant to the First Supplemental Indenture (as defined herein) and Article 10 of the Indenture, the Company has provided a full and unconditional guarantee with respect to the Old Notes. We further understand that, as contemplated by the Registration Rights Agreement (as defined herein), (i) the New Notes

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

May 10, 2022

with terms substantially identical to those of the Old Notes will be issued by the Issuer under, and subject to the terms of, the Indenture, as supplemented by the First Supplemental Indenture, in exchange for Old Notes pursuant to an exchange offer by the Issuer under the Registration Statement, and (ii) the Company will provide a full and unconditional guarantee with respect to the New Notes pursuant to the First Supplemental Indenture and Article 10 of the Indenture (the “Exchange Guarantee”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Indenture.

In our capacity as Maryland limited liability company counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	Articles of Organization of the Company filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 21, 2016 (the “Articles of Organization”);

(ii)	the Operating Agreement of the Company, dated as of December 21, 2016 and the related Irrevocable Assignment of Membership Interest, dated December 27, 2016 (collectively, the “Operating Agreement”);

(iii)	resolutions adopted by the sole member of the Company dated May 9, 2022 (the “Resolutions”);

(iv)	the Registration Statement and the related prospectus, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(v)

a fully executed copy of the Registration Rights Agreement, dated August 16, 2021, by and among the Issuer, certain of the Guarantors and BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., Scotia Capital (USA), Inc. and U.S. Bancorp Investments, Inc., as representatives of the initial purchasers (the “Registration Rights Agreement”);

(vi)	a fully executed copy of the Indenture, dated as of August 16, 2021 (the “Indenture”), by and among the Issuer, certain of the Guarantors and U.S. Bank National Association, as trustee;

(vii)

a fully executed copy of the First Supplemental Indenture, dated as of December 14, 2021 (the “First Supplemental Indenture”), by and among the Issuer, certain of the Guarantors (including the Company) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee;

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

May 10, 2022

(viii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland;

(ix)

a certificate of Charles R. Monroe, Jr., the Secretary of the Company, and D. R. Wyatt the Treasurer of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Articles of Organization, the Operating Agreement and the Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and that the Company is a wholly-owned subsidiary of the Issuer, and certifying as to the manner of adoption or approval of the Resolutions, the form, approval, execution and delivery of the Indenture and the First Supplemental Indenture (which Indenture and First Supplemental includes the Exchange Guarantee) and the Registration Rights Agreement; and

(x)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

each of the parties (other than the Company) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

May 10, 2022

(e)

the actions documented by the Resolutions were taken by duly authorized written consent of the sole member of the Company in accordance with the Articles of Organization and the Operating Agreement of the Company;

(f)

all representations, warranties, statements and responses to questions made in or pursuant to the Indenture, the First Supplemental Indenture, and the Registration Rights Agreement by the Company and each other party thereto (other than representations and warranties of the Company as to legal matters on which an opinion is rendered herein) are true and correct;

(g)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(i)	the Old Notes were, and the New Notes will be, issued under and subject to the terms of the Indenture as supplemented by the First Supplemental Indenture;

(j)

the transactions consummated, and to be consummated, pursuant to the Indenture as supplemented by the First Supplemental Indenture (including the Exchange Guarantee contained therein) and the Registration Rights Agreement have and will, as applicable, result in receipt by the Company of good and valuable consideration, and such transactions are fair and reasonable to the Company; and

(k)

the New Notes have been duly and validly authorized, and will be duly and validly executed and delivered, by the Issuer and will be issued solely in exchange for the Old Notes in an exchange offer pursuant to the Registration Statement in accordance with the Indenture, as supplemented by the First Supplemental Indenture, and the Registration Rights Agreement; and the form, terms and conditions of the New Notes will be substantially identical to those of the Old Notes, and in no event will the aggregate principal amount of the New 2028 Notes exceed $600,000,000, nor will the aggregate principal amount of the New 2023 Notes exceed $400,000,000.

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

May 10, 2022

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)

The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to execute and deliver the First Supplemental Indenture and perform it obligations under the First Supplemental Indenture and the Indenture (which includes the Exchange Guarantee).

(2)

The execution and delivery by the Company of the First Supplemental Indenture (which, together with the Indenture, includes the Exchange Guarantee) have been duly authorized by all necessary limited liability company action on the part of the Company, and the First Supplemental Indenture (which, together with the Indenture, includes the Exchange Guarantee) has been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the New Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP